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Exhibit 5.5

WALLACE E. BROCKHOFF (816) 460-5825 EMAIL: WBROCKHOFF@LATHROPGAGE.COM WWW.LATHROPGAGE.COM	2345 GRAND BOULEVARD SUITE 2800 KANSAS CITY, MISSOURI 64108-2684 (816) 292-2000, FAX (816) 292-2001

May 13, 2005

AMC Entertainment Inc.
920 Main
Kansas City, Missouri 64105

  Re:
  AMC Entertainment Inc. (the "Company")
   Exchange Offer Prospectus on Form S-4

Ladies and Gentlemen:

        We have acted as special Missouri counsel to American Multi-Cinema, Inc., a Missouri corporation ("AMC"), in connection with the Company's Registration Statement and Prospectus on Form S-4 (the "Exchange Offer Prospectus") filed with respect to the Exchange Securities (as defined below). Unless otherwise defined in this opinion letter, all capitalized terms used herein shall have the meanings assigned to them in the Indentures.

        In rendering the opinions contained in this opinion letter, we have examined and relied upon such records, documents, instruments, certificates of public officials and certificates of officers of the Company and Guarantors, and questions of law, as we have deemed appropriate, including without limitation:

  A.
  Copies of that certain Supplemental Indenture and that certain Guarantee, each dated December 23, 2004 (collectively, the "Fixed Rate Note Guarantee"), given by AMC and the other Guarantors with respect to $250,000,000 aggregate principal amount of the Company's 8.625% Fixed Rate Notes due 2012 (the "Fixed Rate Notes") issued pursuant to an Indenture dated August 18, 2004 (the "Fixed Rate Note Indenture"), and (b) that certain Supplemental Indenture and that certain Guarantee, each dated December 23, 2004 (collectively, the "Senior Floating Rate Note Guarantee" and together with the Fixed Rate Note Guarantee, the "Guarantees"), given by AMC and the other Guarantors with respect to $205,000,000 aggregate principal amount of the Company's Senior Floating Rate Notes due 2010 (the "Senior Floating Rate Notes" and together with the Fixed Rate Notes, the "Notes") issued pursuant to an Indenture dated August 18, 2004 (the "Senior Floating Rate Note Indenture" and together with the Fixed Rate Note Indenture, the "Indentures").

  B.
  The Exchange Offer Prospectus filed by the Company with respect to its offer under the Registration Rights Agreement to exchange (x) new Fixed Rate Notes (the "Exchange Fixed Rate Notes") for the existing Fixed Rate Notes and (y) new Senior Floating Rate Notes (the "Exchange Senior Floating Rate Notes" and together with the Exchange Fixed Rate Notes, the "Exchange Securities") for the Senior Floating Rate Notes.

  C.
  Copies of the Guarantees.

  D.
  Copies of the Indentures.

  E.
  Copy of the Purchase Agreement dated August 6, 2004 (the "Purchase Agreement") for the Fixed Rate Notes and the Senior Floating Rate Notes.

  F.
  Copy of a Guarantor Joinder Agreement dated this date with respect to the Purchase Agreement (the "Purchase Agreement Joinder").

  G.
  Copies of each of the Registration Rights Agreements dated August 18, 2004 (the "Registration Rights Agreements") for the Fixed Rate Notes and the Senior Floating Rate Notes.

  H.
  Copies of a Guarantor Joinder Agreement dated this date with respect to each Registration Rights Agreement (the "Registration Rights Agreement Joinders" and together with the Purchase Agreement Joinder, the "Joinders").

  I.
  Copies of the Articles of Incorporation and Bylaws of AMC, certified by its Secretary.

  J.
  Copies of resolutions adopted by AMC's Board of Directors approving the Guarantees and the Existing Note Guarantees, certified by its Secretary.

  K.
  Certificate of the Missouri Secretary of State with respect to AMC's good standing in such jurisdiction. Our opinion as to the good standing of AMC is based solely upon such certificate.

  L.
  Copies of the Company's 2004 Annual Report to Shareholders and all other documents filed by the Company with the Securities and Exchange Commission since April 1, 2004 (the "SEC Documents").

  M.
  Certificates of officers of the Company and Guarantors, including the officer's certificate attached hereto as Exhibit A (the "Officers' Certificate").

        As to matters of fact, we have relied, to the extent we deem proper, upon the representations of the Company and the Guarantors set forth in the Purchase Agreement, and upon certificates of officers of the Company and the Guarantors, respectively, including the Officers' Certificate.

        We express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Missouri.

        We have assumed due authorization, execution and delivery of the Exchange Securities, the Guarantees, the Joinders, the Indentures, the Notes and the other agreements and documents referred to in this opinion by, and the enforceability of the Exchange Securities, the Guarantees, the Joinders, the Indentures, the Notes and such other agreements and documents against, all parties thereto other than AMC. We have also assumed the correctness of all statements of fact contained in all agreements, certificates and other documents examined by us; the correctness of all statements of fact made in response to our inquiries by officers and other representatives of the Company and AMC and by public officials; the legal capacity of all natural persons; the genuineness of all signatures on all agreements and other documents examined by us; the authenticity of all documents submitted to us as originals; and the conformity to authentic original documents of all documents submitted to us as copies.

        Based upon, and subject to, the foregoing, we are of the opinion that:

          1.     AMC is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation. AMC has the corporate power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted, as described in the SEC Documents.

          2.     AMC has the corporate power and authority and has taken all necessary corporate action to authorize it to execute, deliver and perform each Joinder in accordance with the terms thereof. Each Joinder has been duly executed and delivered by AMC.

          3.     AMC has the corporate power and authority and has taken all necessary corporate action to authorize it to execute, deliver and perform each Guarantee in accordance with the terms thereof. Each Guarantee has been duly executed and delivered by AMC.

          4.     The notations of the relevant Guarantee to be endorsed on the Exchange Securities have been duly authorized by all necessary corporate action of AMC.

          5.     There is no provision of AMC's articles of incorporation or bylaws that would be violated by AMC's execution, delivery and performance of the Joinders and the Guarantees. Neither the

2

  execution, delivery and performance by AMC of the Joinders and the Guarantees, nor the consummation by AMC of the transactions contemplated thereby: (i) violates any Missouri law or regulation (including any applicable order or decree known to us of any Missouri governmental authority); or (ii) requires the consent or approval of, or any filing or registration with, any Missouri governmental authority.

        The numbered opinions set forth above are subject to the following qualifications:

          A.    With respect to the Guarantees, our opinions are subject to the effect of any laws or principles regarding conveyance of property or interests therein or incurrence of obligations that operate as a fraud on creditors or without whatever consideration is deemed necessary thereunder.

          B.    AMC is a Missouri corporation. Section 351.385(7) of the Missouri Revised Statutes provides that a Missouri corporation "...shall have power ... [t]o make contracts and guarantees...." However, Article 11, Section 7, of the Missouri Constitution specifies that, "No corporation shall issue stock, or bonds or other obligations for the payment of money, except for money paid, labor done or property actually received...." Section 351.160(1) of the Missouri Revised Statutes contains identical language. Neither the quoted provision of Article 11, Section 7, of the Missouri Constitution nor the identical language in Section 351.160(1) of the Missouri Revised Statutes has been judicially interpreted with respect to its effect on guarantees by Missouri corporations. Article 11, Section 7 of the Missouri Constitution and Section 351.160(1) may, therefore, impose restrictions upon the corporate power of AMC to enter into and perform its obligations under the Guarantees.

        This opinion letter is being furnished to the Company for its use in connection with the Exchange Offer Prospectus. We consent to your filing this opinion as an exhibit to the registration statement containing the Exchange Offer Prospectus and to the reference to our firm contained under the heading "Legal Matters" in the Exchange Offer Prospectus.

        The opinions set forth in this letter are effective as of the date hereof. We express no opinions other than as herein expressly set forth, and no expansion of our opinions may be made by implication or otherwise. We do not undertake to advise you of any matter within the scope of this letter which comes to our attention after the delivery of this letter, and we disclaim any responsibility to advise you of future changes in law or fact which may affect the above opinions.

                      Very truly yours,

                      LATHROP & GAGE L.C.

Attachment

3

Exhibit A
Officers' Certificate

AMERICAN MULTI-CINEMA, INC.
OFFICERS' CERTIFICATE

        This certificate is being given in connection with the AMC Entertainment Inc.'s Registration Statement and Prospectus on Form S-4 filed with respect to (a) $250,000,000 aggregate principal amount of the Company's 8.625% Fixed Rate Notes due 2012 (the "Fixed Rate Notes") issued pursuant to an Indenture dated August 18, 2004 (the "Fixed Rate Note Indenture"), and (b) $205,000,000 aggregate principal amount of the Company's Senior Floating Rate Notes due 2010 (the "Senior Floating Rate Notes" and together with the Fixed Rate Notes, the "Notes") issued pursuant to an Indenture dated August 18, 2004 (the "Senior Floating Rate Note Indenture" and together with the Fixed Rate Note Indenture, the "Indentures"). All capitalized terms used herein shall have the meanings assigned to them in the Indentures unless otherwise defined herein.

        The Company has asked Lathrop & Gage L.C. to issue its opinion on certain matters in connection with the prospectus. This certificate is given to Lathrop & Gage L.C. to provide it with certain factual information needed by it to issue its opinion.

        The undersigned each hereby: (a) certifies that, as of the date hereof, he holds the offices listed below by his signature and is familiar with the matters referred to herein, and (b) further certifies, on behalf of the Company, AMC and the Guarantors, to Lathrop & Gage L.C. as follows:

          1.     To my knowledge, all representations and warranties made by the Company in the Purchase Agreement for the Fixed Rate Notes and the Senior Floating Rate Notes are true and correct as of the date hereof, and Lathrop & Gage L.C. may rely upon them.

          2.     The Company's and each Guarantor's business is as described in the Company's filings with the Securities and Exchange Commission since April 1, 2004.

          3.     The Company's and the Guarantors' businesses are financed and operated on a consolidated basis. After giving effect to the transactions contemplated in connection with the Merger and after giving due consideration to any rights of contribution (i) each Guarantor has received fair consideration and reasonably equivalent value for the incurrence of its obligations under the Guarantees and its guarantees given with respect to the Existing Notes, (ii) the fair value of the assets of each Guarantor exceeds its liabilities, (iii) each Guarantor is able to and expects to be able to pay its debts as they mature, and (iv) each Guarantor has capital sufficient to carry on its business as conducted and as proposed to be conducted.

  [Remainder of this page intentionally blank]

        This Officers' Certificate is executed by each of the undersigned as of the 13th day of May, 2005.

By:	/s/ CRAIG R. RAMSEY Craig R. Ramsey, Executive Vice President and Chief Financial Officer
By:	/s/ KEVIN M. CONNOR Kevin M. Connor, Senior Vice President, General Counsel and Secretary

SIGNATURE PAGE TO OFFICERS' CERTIFICATE

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  Exhibit 5.5